UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2017

STERLING CONSTRUCTION COMPANY, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-31993	25-1655321
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1800 Hughes Landing Blvd. The Woodlands, Texas	77380
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 214-0800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 142-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of a President.

Effective February 13, 2017, the Board of Directors of Sterling Construction Company, Inc. elected Joseph A. Cutillo, 51, President of the Company.

Mr. Cutillo joined the Company in October 2015 as Vice President – Strategy & Business development. In May 2016, he was promoted to Executive Vice President & Chief Business Development Officer. Prior to joining the Company, from August 2008 to October 2015, Mr. Cutillo was President and Chief Executive Officer of Inland Pipe Rehabilitation LLC, a $200 million private equity-backed trenchless pipe rehabilitation company. Before that, he was with CONTECH Construction Products, Ingersoll Rand and General Electric in various management capacities.

Compensation Arrangements.

Mr. Cutillo will be compensated, as follows:

Annual Salary:	$450,000.

Incentive Compensation:	Mr. Cutillo will participate in the Company's 2017 Incentive Compensation Program as described below.

Benefits:

Mr. Cutillo is entitled to the use of a Company vehicle and fuel card, the expenses of which are paid by the Company.

Mr. Cutillo is also entitled to the same health, life insurance, disability and other like benefits as are made available to the Company's senior managers generally, and on the same terms and conditions, as well as three weeks of paid time off, which includes sick time and vacation.

Compensatory Arrangements of Certain Officers. On February 10, 2017, the Compensation Committee of the Board of Directors of the Company approved the adoption of the 2017 Executive Incentive Compensation Program.

Of the six executive officers of the Company named in the Summary Compensation Table for 2016 in the Company's 2016 proxy statement, two executives, the Company's Chief Executive Officer and its Senior Vice President & General Counsel will not participate in the program; two executives are no longer with the Company; and two executives, Ronald A. Ballschmiede, Executive Vice President & Chief Financial Officer and Kevan M. Blair, formerly the Senior Vice President & Chief Financial Officer of the Company are eligible to participate in the program.

Joseph A. Cutillo, the newly-elected President of the Company, Con L. Wadsworth, the Company's Chief Operating Officer, and Ronald A. Ballschmiede, Executive Vice President & Chief Financial Officer are the only current executive officers of the Company that will participate in the program.

The following is a brief summary of the program, which is qualified in its entirety by the Program Description, a copy of which is attached hereto as Exhibit 10.1 and the form of Restricted Stock Award Agreement, a copy of which is attached hereto as Exhibit 10.2, both of which are incorporated herein by this reference.

The 2017 Executive Incentive Compensation Program provides for establishing at the beginning of 2017 a target amount for each participant, which is the amount that can be earned by the participant if all the goals of the program are achieved in 2017; it is expressed as a percent of the participant's base salary.

Incentive compensation is earned based on the level of achievement of a Company 2017 earnings-per-share (EPS) goal, individual performance goals, and for participants in the Company's operating units, an operating-unit earnings before interest and taxes goal. The EPS goal and the individual performance goals of officers of the Company and of the chief executives of the Company's subsidiaries are subject to approval by the Compensation Committee of the Board of Directors.

Payment of one-half of any incentive compensation earned under the program is made in cash, and one-half is made in the form of an award of shares of the Company's common stock that are subject to restrictions on their sale or other transfer and to forfeiture in certain circumstances. The number of shares is determined using the simple average of the closing prices of the common stock in December 2017. So long as the participant is then an employee of the Company, the restrictions on the shares lapse in three approximately equal annual installments starting January 1, 2019. The stock issuance is made under the Sterling Construction Company, Inc. Stock Incentive Plan.

If during 2017 a participant resigns or his or her employment is terminated for cause, all benefits under the program are forfeited. If during 2017 a participant's employment is terminated without cause, for permanent disability, or because of the death of the participant, a pro-rated portion of earned program benefits, if any, is paid based on the financial results for the year, an assumption that the participant completed all individual performance goals satisfactorily, and the number of days during the year the participant was an employee.

The following table shows some additional information about the program.

Program term:	One year (January 1 – December 31, 2017)

Target amount as a percent of base salary:	Joseph A. Cutillo -- 195% Con L. Wadsworth -- 170% Ronald A. Ballschmiede -- 170% Kevan M. Blair -- 40%

Weighting of the EPS goal: Minimum required goal achievement level: Cap on goal achievement level:	75% of the Target Amount 80% 120%

Weighting of individual performance goals:	25% of the Target Amount with no minimum and no cap.

Item 8.01 Other Events

On February 14, 2017, the Company issued a press release announcing Mr. Cutillo's election as President. A copy of the press release is furnished herewith as Exhibit 99.1 to this Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(c)       Exhibits

Exhibit Number	Description
10.1#	Program Description — 2017 Executive Incentive Compensation Program (filed herewith)
10.2#	Form of 2017 Executive Incentive Compensation Program Restricted Stock Award Agreement (filed herewith)
99.1	Press release dated February 14, 2017 (furnished herewith)

# Management contract or compensatory plan or arrangement.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 15, 2017	Sterling Construction Company, Inc.

	By:	/s/ Roger M. Barzun
Roger M. Barzun
Senior Vice President

Exhibit Index

Exhibit Number	Description
10.1#	Program Description — 2017 Executive Incentive Compensation Program (filed herewith)
10.2#	Form of 2017 Executive Incentive Compensation Program Restricted Stock Award Agreement (filed herewith)
99.1	Press release dated February 14, 2017 (furnished herewith)

# Management contract or compensatory plan or arrangement.